CONSULTING AGREEMENT

CONSULTING AGREEMENT (this "Agreement") dated as of May 22, 2018 (the "Effective Date"), between Icahn Capital LP (the "Company") and Matthew K. Grubb ("Consultant").

1. Engagement of Consultant

(a)	Engagement

Upon the terms and conditions hereinafter set forth, the Company hereby engages Consultant and Consultant hereby agrees to become so engaged as an independent contractor to render strategic, financial and other advice relating to the Company's investment in SandRidge Energy, Inc. ("SandRidge"), including with respect to the Company's (i) solicitation of proxies in support of individuals nominated by the Company to stand for election as directors of SandRidge at the 2018 annual meeting of SandRidge's stockholders and (ii) evaluation of due diligence materials made available to the Company by SandRidge in connection with SandRidge's strategic alternatives process (together with such other incidental services that the Company may reasonably request, the "Consulting Services"). Consultant agrees not to contact anyone other than Carl Icahn, Jesse Lynn, Jonathan Frates, Nick Graziano or Louie Pastor with respect to the foregoing without the prior approval of Mr. Icahn.

Company shall indemnify and hold Consultant harmless from any liability, damage, cost or expense resulting from Company's use of Consultant's advice hereunder; however, Company shall not indemnify or hold Consultant harmless from any liability, damage, cost or expense resulting from Consultant's gross negligence, willful misconduct, bad faith or bad acts.

(b)	Independent Contractor.

In rendering performance under this Agreement, Consultant is acting solely as an independent contractor. Consultant shall not have, or hold himself out as having, any power or authority to bind or commit the Company or any of its affiliates in any respect. Consultant agrees that it will not engage in any act in violation of, or inconsistent with, the foregoing. This Agreement is not intended to and does not create any partnership or other venture between the parties hereto.

(c)	No Supervising Authority

Consultant shall not have any supervising authority over any employees of the Company.

2. Term

The engagement of Consultant hereunder shall commence on the Effective Date and shall continue through the conclusion of the 2018 Annual Meeting of Shareholders of SandRidge (the "Expiration Date"), unless earlier terminated as set forth in and in accordance with Section 4 of this Agreement (the "Term").

3. Compensation

Consultant shall be entitled to reimbursement for reasonable, documented out-of-pocket travel and other expenses related to the performance of the Consulting Services. Any expenses in excess of $5,000.00, individually or in the aggregate, shall require the pre-approval of the Company. Consultant hereby acknowledges and agrees that neither the Company nor its officers, employees or affiliates has, or shall be deemed to have, any obligation to Consultant with respect to any other payment, fee, benefit, insurance, compensation, royalty, or other amounts.

4. Termination

This Agreement shall terminate and the Term and the engagement of Consultant hereunder shall end, on the first to occur of any of the following (each a "Termination Event"):

(a)	The Expiration Date; or

(b)	The termination of this Agreement by Consultant or by the Company for any reason or no reason, with or without cause.

5. Effect of Termination

In the event of termination of this Agreement, all rights and obligations of Consultant and the Company under this Agreement shall end, except that (i) Consultant shall be entitled to reimbursement of any expenses pursuant to Section 3 that have not yet been reimbursed and (ii) the provisions of Section 6 and Section 7 hereof shall survive termination of this Agreement.

6. Non-Disclosure

(a) Consultant acknowledges that the Company has advised Consultant of the Confidentiality Agreement dated as of May 17, 2018, by and between SandRidge and the Company, a copy of which is attached hereto as Exhibit A (the "SandRidge Confidentiality Agreement"), and Consultant agrees to be bound by the provisions thereof.

(b) During the Term and at all times thereafter, Consultant agrees that the Confidential Information (as defined below) (i) shall not be the property of Consultant and (ii) shall not be used or disclosed by Consultant in any manner whatsoever, in whole or in part, other than in connection with Consultant's communications with the Company or its representatives. Consultant agrees to return the Confidential Information to the Company promptly upon its request.

(c) For the purposes hereof, "Confidential Information" shall have the meaning given such term in the SandRidge Confidentiality Agreement and also includes any and all information relating to the Company (for purposes of this Section 6(c) the term "Company" shall include all of the Company's affiliates, owners, directors, officers, employees, agents, representatives and advisors), including, without limitation, the existence of this Agreement or discussions in connection herewith, that was received or may be received by or be provided to or otherwise learned by Consultant from time to time as a result of his engagement hereunder, including, without limitation, any information that is overheard, viewed or otherwise becomes known to Consultant as a result of Consultant's visit to the Company's premises or discussions with the Company and any information about the Company or its customers, suppliers, equity owners, directors, officers, employees, affiliates, investors, creditors and lenders, business records, customer lists, trade secrets, and confidential planning or policy matters, business strategies, investments, investment strategies, internal policies and procedures, salary information, matters subject to attorney-client privilege, information of a personal nature about any of the Company's employees or former employees, officers or directors, and any financial or accounting information relating to the business of the Company, information about third-party persons or entities which entered or may enter into a business transaction or other relationship with the Company, information the Company obtains under confidentiality arrangements with any third-parties, the existence of this or any other agreements or communications between Consultant and the Company or the Company and any third-party, and the terms of any of the foregoing, and all data, reports, interpretations, forecasts and records containing or otherwise reflecting any such information, together with analyses, compilations, studies or other documents, whether prepared by Consultant or the Company, which contain or otherwise reflect such information. Consultant agrees not to disparage the Company or any of its partners, directors, officers, employees, representatives, agents or affiliates during and after his engagement hereunder.

(d) In the event that Consultant is requested (by interrogatory, subpoena, deposition, civil investigation demand or other similar legal process) to disclose any Confidential Information, it is agreed that Consultant will provide the Company with prompt notice of any such request or requirement so that the Company may either seek an appropriate protective order or waive, in its sole and absolute discretion, Consultant's compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, Consultant is compelled in the opinion of the Consultant's legal counsel to disclose any Confidential Information, Consultant may disclose that portion of the Confidential Information that he is so compelled to disclose. In any event, Consultant will not oppose action by the Company in any such proceeding to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information and will otherwise cooperate with the Company in any such proceeding.

(e) Consultant acknowledges that he is aware that the United States securities laws, among other things, prohibit persons who are in possession of material, non-public information concerning a company, including the matters which are the subject of this Agreement and the Company, from purchasing or selling securities of such company and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase and sell such securities, and Consultant agrees to comply fully with such and other similar laws.

7. Miscellaneous

(a)
All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid or by a nationally recognized courier service such as Federal Express; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

If to the Company:

Icahn Capital LP
767 Fifth Avenue, 47th Floor
New York, New York 10153
Facsimile: (917) 591-3310
Attention: Jesse Lynn

If to Consultant:

At the last known principal residence address reflected in the records of the Company, or to such other address as either party shall have furnished to the other in writing in accordance herewith.

(b)
This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous written, and all previous or contemporaneous oral negotiations, understandings, arrangements, and agreements, and may be amended, modified or changed only by a written instrument executed by Consultant and the Company. Section headings used in this Agreement are for reference only and shall have no substantive effect.

(c)
This Agreement and all of the provisions hereof shall inure to the benefit of and be binding upon the legal representative, heirs, distributees, successors and assigns of the parties hereto; provided, however, that Consultant may not delegate any of Consultant's duties hereunder, and may not assign any of Consultant's rights hereunder, and any such purported or attempted assignment or delegation shall be null and void and of no legal effect.

(d)
This Agreement will be interpreted and the rights of the parties determined in accordance with the laws of the United States applicable thereto and the internal laws of the State of New York, without giving effect to the conflict of law principles thereof.

(e)
Consultant covenants and represents that (i) he is not a party to any contract, commitment, understanding or agreement, written or oral nor is he subject to, or bound by, any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent or restrict his from entering into and performing his obligations under this Agreement, (ii) he is free to enter into the arrangements contemplated herein, (iii) he is not subject to any agreement, understanding, obligation, written or oral that would limit his ability to act on behalf of the Company, (iv) he is not currently nor was he ever subject to an investigation by the Securities and Exchange Commission or any other similar administrative agency; and (v) his termination of his existing engagements, his entry into the engagement contemplated herein and his performance of his duties in respect thereof, will not violate or conflict with any agreement or obligation to which he is subject.

(f)
No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(g)
This Agreement may be executed in separate counterparts (and by facsimile), each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute on and the same instrument.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement effective as of the day and year first above written.

Icahn Capital LP

By: __________________________
       Name: Keith Cozza
       Title: Chief Operating Officer

CONSULTANT:

__________________________
Matthew Grubb

[Signature page to SandRidge Energy Consulting Agreement – Matthew Grubb]

Exhibit A

SandRidge Confidentiality Agreement

[see attached]